Exhibit 5.01

Michael Best & Friedrich LLP Attorneys at Law

June 22, 2022

Board of Directors

Investview, Inc.

234 Industrial Way West, Suite A202

Eatontown, NJ 07724

Re: Investview, Inc.

Dear Directors:

We have been engaged by Investview, Inc. (the “Company”), a Nevada corporation, in connection with the registration statement on Form S-8 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the offering of up to 600,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Plan Shares”), that may be issued pursuant to the Investview, Inc. 2022 Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon: (a) the Registration Statement; (b) the Company’s Articles of Incorporation and Bylaws, as amended and currently in effect; (c) the Plan; and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness, and authenticity of certificates of public officials; and the due authorization, execution, and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We express no opinion as to the effect of the laws of any state or jurisdiction other than the Nevada Revised Statutes (including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting such law and constitution) and the federal laws of the United States of America, each as in effect on the date hereof.

Based upon and subject to the foregoing, it is our opinion that:

1. The issuance, offer, and sale of the Plan Shares, as described in the Registration Statement, have been duly authorized by all necessary corporate action on the part of the Company.

2. The Plan Shares, when issued, sold, and delivered in the manner and for the consideration set forth in the Plan, will be validly issued, fully paid, and nonassessable.

170 S Main Street, Suite 1000 | Salt Lake City, UT 84101 | T 801.924.4124

michaelbest.com

Board of Directors

Investview, Inc.

June 22, 2022

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date. We assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur (even though the change may affect the legal conclusions stated in this opinion letter).

Very truly yours,

/s/ Michael Best & Friedrich LLP
Michael Best & Friedrich LLP

cc: Investview, Inc.